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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                          Third Wave Technologies, Inc.
                         ------------------------------
                                (Name of Issuer)

                         Common Stock ($.001 par value)

                                    88428W108
                                    ---------
                                 (CUSIP Number)

                               Kenneth R. McGuire
                                 P.O. Box 573070
                           2850 North Clybourn Avenue
                                Tarzana, Ca.91357
                                 (818) 843-7985
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                                February 14, 2002
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             (Date of event which Requires Filing of this Statement



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[  ] Rule 13d-1(b)

[  ] Rule 13d-1(c)

[X] Rule 13d-1(d)

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CUSIP NO. 88428W108                   13G                     PAGE 2 OF 3 PAGES
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  1     Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
        (Entities Only)

        Kenneth Robert McGuire
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  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [X]


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  3     SEC Use Only


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  4     Citizenship or Place of Organization

        USA
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    Number of
                           5       Sole Voting Power

     Shares                        4,417,450
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power


     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        4,417,450
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With
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  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        4,417,450
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 10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]
        (See Instructions)


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 11     Percent of Class Represented by Amount in Row (9)

        11.25%
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 12     Type of Reporting Person (See Instructions)

        IN
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CUSIP No. 88428W108                                            Page 3 of 3 pages
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Signature:

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 12, 2002


                  /s/ Kenneth R. McGuire
                  ------------------------------------
                  Kenneth R. McGuire